Exhibit 10.3

Separation and Consulting Agreement
This Separation and Consulting Agreement (“Agreement”) is made by and between Bruce Walicek , an individual (the “Executive”) and Pixelworks, Inc. (the “Company”) (individually each a “Party” and collectively the “Parties”). The Executive must sign and return this Agreement within twenty-one (21) days of his Separation Date (as defined below) and not revoke this Agreement in order to be eligible for the benefits described below.
Recital
By mutual agreement the Executive resigned effective February 1, 2016 (the “Separation Date”) based on the agreement that his resignation shall be treated as a termination by the Company without Cause under the terms of the employment agreement between Executive and the Company, effective November 2, 2012 (the “2012 Employment Agreement”). The Company has agreed to provide the Executive with severance pay and other benefits but is willing to do so only if the Executive provides the Company with the Release (as defined below) and agrees to the consulting provisions in this Agreement.
The Executive acknowledges that the Executive has received final paychecks which included payment of all wages due and all accrued, unused vacation and/or PTO. Executive represents that he has been paid all amounts he was owed as salary, bonuses, commissions or other wages and has received reimbursement of all reimbursable business expenses. Executive understands that his group medical benefits will terminate February 29, 2016, absent his election of COBRA coverage, as described below.
Agreement
Based upon the information stated in the above Recital and the statements, promises and agreements contained below, the Parties hereby agree as follows:
1.Severance Benefits. The Company agrees to pay the following severance payments to Executive after the Effective Date:

a.Severance Pay. Not later than the first regularly scheduled payroll payment date at least ten (10) days after the Effective Date of the Release (as defined in Paragraph 25, below), the Company will pay the Executive a lump sum payment in the gross amount of seven hundred thousand dollars ($700,000), which is equivalent to one year of Executive’s annual base salary and Executive’s Termination-Based Target Bonus (as defined in the 2012 Employment Agreement). This payment will be subject to all legally required payroll withholdings.

b.COBRA. In consideration for this release and other promises made by Executive herein, and provided that Executive timely elects COBRA coverage, the Company agrees to pay the cost of Executive’s COBRA premiums for the group health care coverage elected by the Executive as of his Separation Date for up to twelve (12) months beginning on March 1, 2016 and ending on February 28, 2017 (the “Severance Period”); provided that, notwithstanding the foregoing, in the event such COBRA premium reimbursements could result in a penalty to the Company under applicable law, the Company may instead provide Executive with payments during the Severance Period equivalent in value to the COBRA premium reimbursements otherwise payable hereunder but without regard as to whether Executive continues health insurance coverage under the Company’s group health plan (the “Substitute Benefit”). The Substitute Benefit payments will cease upon the occurrence of an event that would cause Executive to no longer be eligible to receive COBRA continuation coverage under the Company’s group health plan if Executive had elected such coverage. The Company shall make the agreed upon COBRA payments beginning with the first payment due after the Effective Date of this Release Agreement. If for any reason, Executive directly pays for COBRA prior to the Effective Date of this Release Agreement, the Company will reimburse Executive for any such payment within 10 days of receiving the reimbursement request and proof of payment by Executive. Executive shall notify the Company in the event Executive is no longer eligible to receive COBRA coverage.

2.Equity Awards. The Equity Award Statement attached as Exhibit A hereto sets forth the terms and vesting status of all of Executive’s stock options (“Options”) and restricted stock units (“RSUs” and together with the Options, the “Equity Awards”) in the Company’s common stock that are outstanding as of the Separation Date. The parties agree that the Equity Awards will continue to vest and be exercisable pursuant to the terms of the relevant award agreements governing the Equity Awards during the Consulting Term (as defined below), but only after giving effect to the following amendments to such terms.

a.The parties acknowledge that the Options to the extent currently outstanding (and not previously expired, forfeited or exercised) are vested and will expire in accordance with their terms. For each Option identified on Exhibit A as being subject to an Option Agreement providing for an extended exercisability period in connection with an “Involuntary Termination” by the Company, the relevant Option’s extended exercisability period is measured from the Separation Date and not the end of the Consulting Term, as defined below.

b.Notwithstanding anything to the contrary in the relevant award agreements governing the RSUs, the Company’s 2006 Stock Incentive Plan, Executive’s 2012 Executive Employment Agreement or any other agreement between the parties, the vesting and termination terms of the Executive’s RSUs to the extent outstanding immediately prior to the Separation Date (i.e., not previously terminated, expired or vested) are amended effective as of the Separation Date to provide:

i.The outstanding RSUs shall remain outstanding subject to vesting as provided in this Paragraph 2.b. For avoidance of doubt, the time vesting schedules previously applicable to such RSUs shall cease to apply effective February 1, 2016.

ii.As consideration for and subject to Executive’s performance of the consulting services set forth in Paragraph 5 below, an aggregate of 12,100 RSUs across all outstanding RSU awards shall vest on the last trading date of each month during the six month Consulting Term, provided that no more than 72,600 RSUs in the aggregate will become vested after the Separation Date as consideration for performance of consulting services pursuant to Paragraph 5 below.

iii.The Executive’s outstanding RSUs to the extent not vested on the Separation Date and which have not vested in consideration for consulting services under Paragraph 5 shall remain outstanding and shall be eligible to vest in the event of Change of Control during the Control Change Window as provided in Section 4.a. of the 2012 Employment Agreement, provided that Executive’s termination shall be treated as covered by Section 4.a. of the Employment Agreement and for purposes of identifying the Control Change Window, the Separation Date under this Agreement shall apply without regard to any continued service during the Consulting Term. Such RSUs shall, except to the extent vested by reason of the preceding sentence, terminate on the close of business on the date which is six (6) months after the Separation Date. Vesting of RSUs under this paragraph shall continue to be subject to the limitations of Section 6 of the Employment Agreement.

3.Separation from Employment. Positions, and Offices. Executive hereby confirms the cessation of his employment with the Company as President and Chief Executive Officer, and from all positions and offices that he held with the Company and/or its subsidiaries and/or affiliates effective as of the Separation Date. Executive has resigned from all officer or director positions he has with the Company, its subsidiaries, and/or affiliates. Executive further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Paragraph 3.

4.Pay in Lieu of Notice. Executive acknowledges and agrees that he has been paid thirty-one thousand, two hundred and fifty dollars ($31,250), less legal withholding, in lieu of receiving 30 days advance notice of termination of his employment.

5.Consulting. For a period of six months after the Separation Date (the “Consulting Term”), Executive agrees that he will reasonably cooperate with the Company and the new Chief Executive Officer concerning requests for information about the business of the Company and to assist the Chief Executive Officer as requested with respect to the transition of duties. Executive will be compensated for such services in accordance with Paragraph 2(b)(ii) above.

6.Litigation/Audit Cooperation. Executive shall reasonably cooperate with the Company or any of its subsidiaries or affiliates (the “Company Group”) in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to Executive's employment with or service as a member of the board of directors of any member of the Company Group other than a third party proceeding in which Executive is a named party and Executive and the Company (or the applicable member(s) of the Company Group) have not entered into a mutually acceptable joint defense agreement(collectively, “Litigation") or (b) for a two (2) year period following the Separation Date, any audit of the financial statements of any member of the Company Group with respect to the period of time when Executive was employed by any member of the Company Group (“Audit”). Executive acknowledges that such cooperation may include, but shall not be limited to, Executive making himself available to the Company or any other member of the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any member or any member of the Company Group, in a form and within a timeframe requested by the Board, with respect to the Company's or any member of the Company Group's opening balance sheet valuation of intangibles and financial statements for the period in which Executive was employed by the Company or any member of the Company Group; and (v) turning over to the Company or any member of the Company Group any documents relevant to any Litigation or Audit that are or may come into Executive's possession. The Company shall reimburse Executive for reasonable travel expenses incurred in connection with providing the services under this Paragraph 6, including lodging and meals, upon Executive's submission of receipts. After completion of the Consulting Term, the Company shall also compensate Executive for each hour that Executive provides cooperation in connection with this Paragraph 6 at an hourly rate of $336.54 (Executive's termination-base salary plus his termination-base bonus, divided by 2080). Executive shall submit invoices for any month in which Executive performs services pursuant to this Paragraph 6 that details the amount of time and a description of the services rendered for each separate day that Executive performed such services. Any reimbursement requests pursuant to this Paragraph 6 must be submitted within sixty (60) days of the day Executive incurs such expenses. The Company shall reimburse Executive within fifteen (15) days of receiving a reimbursement request from Executive.

7.General Release. The Executive releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Executive or relating to Executive’s employment (the “Release”).

8.Claims which may not be Released. There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws. The Release does not extend to claims for unemployment or workers’ compensation benefits. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee. In addition, this release does not extend to any rights to indemnification which Executive may have pursuant to any written agreement with the Company, or any parent or subsidiary of the Company, to which Executive is a party; the charter, bylaws or other governing documents of the Company, or any parent or subsidiary of the Company; under applicable law; or under directors and officers liability, errors and omissions, or other insurance policies including any run-off endorsement relating thereto, or otherwise.

9.Release of All-employment Related claims. To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of the Executive’s employment with the Company or Company-Affiliates and the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimi-nation in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq.) which provides job security to employees due to certain absences from work, the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), the California Fair Employ-ment and Housing Act (“FEHA”), Government Code §§12940, et seq., the California Labor Code, the California Private Attorney General Act, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for unpaid wages, wrongful discharge, breach of contract, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Executive unfairly or in bad faith.

10.Release of Unknown Claims. To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Executive expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
11.No-Pending Claims. The Executive promises and states that the Executive has not given or sold any claim discussed in this Agreement to anyone and that the Executive has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, the Executive agrees that the Executive will not bring or participate in any class action or collective action against the Company which asserts, in whole or in part, any claim(s) which arose prior to the date this Agreement is signed by the Executive, whether or not such claims are covered by the Release.

12.Return of Company Property. The Executive promises and states that he has returned to the Company all property belonging to the Company or authored by or concerning the Company (other than the Executive’s personal copies of his/her payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents.

13.Protection of Proprietary Information. The Executive promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know‑how or other trade secrets. The Executive acknowledges and reaffirms in its entirety the Employee Nondisclosure and Inventions Agreement executed upon commencement of his/her employment, a copy of which is attached to this Agreement (the “IP Agreement”). Notwithstanding anything else contained herein nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Executive pursuant to the IP Agreement that by the terms of the IP Agreement continues after his/her separation from the Company’s employment. Nothing in this provision prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

14.No Acts Detrimental to Company. Executive agrees not to act in any manner that might damage the business of the Company. Executive agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, Executive, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

15.Non-interference with rights of Government agencies. This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction. This Agreement is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. The Executive has waived and released any claim the Executive may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

16.Non-disparagement. Executive agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-Affiliates or tortious interference with the contracts and relationships of the Company. The Company agrees to use reasonable efforts to request all directors and executive officers to refrain from any disparagement, defamation, libel or slander of Executive; provided the Company shall not be restricted with respect to any legally required disclosures.

17.Choice of Law. This Agreement is to be governed by California law.

18.Withholding. Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

19.Severability. If any portion of this Agreement is found to be unenforceable, then both the Executive and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

20.Arbitration. Except as prohibited by law, any dispute concerning the scope, interpretation or application of this Agreement or regarding any aspect of the employment of Employee by Company shall be resolved through final and binding arbitration in Santa Clara, California in accordance with the then existing Employment Dispute Resolution Rules (the “Rules”) of the American Arbitration Association (“AAA”). Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained by the AAA, through the selection procedures set forth in the AAA Employment Dispute Resolution Rules. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

21.Integration. This Agreement is intended by the Parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. The Executive states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both Parties.

22.Effect of Breach. Except as provide in Paragraph 25 (vii) hereof, if the Executive breaks any of the promises or agreements made in this Agreement, or if any of the representations or statements made by the Executive in this Agreement are discovered to be untrue, the Company may stop providing the severance benefits described in Paragraph 1 and Equity payments in Paragraph 2 and the Executive will return to the company all such payments which have been made up to that date. All of the other terms of this Agreement will remain in full force and effect.

23.Attorneys’ Fees. Except as provided in Paragraph 25 (vii) hereof, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

24.Binding Effect. In signing this Agreement, the Executive intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

25.Waiver of Rights under the Age Discrimination in Employment Act. Executive is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Executive acknowledges that:

i.He has been advised in writing to consult with an attorney prior to executing this Release, and has had the opportunity to do so;

ii.He is aware of certain rights to which he may be entitled under the Act;

iii.In exchange for executing this Release, Executive will receive severance pay to which he would otherwise not be entitled, and in addition to the compensation and benefits that he earned as an employee of the Company;

iv.By signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement;

v.He has been given a period of at least 21 days to consider this Release, and understands that if he does not sign this Agreement he will not receive the severance pay and equity awards described in Paragraphs 1 and 2 of this Agreement; and

vi.Executive further acknowledges that he has a period of seven days from the date of execution in which to revoke this Agreement by email notice to Richard Sanquini. If the Executive revokes this Agreement, it shall not become effective or enforceable and the Executive will not receive the severance benefits described in Paragraph 1 and Equity payments described in Paragraph 2 of this Agreement. In the event Executive does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day revocation period described above (“Effective Date”).

vii.Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

26.Advice of Counsel and Acknowledgments. The Executive represents and warrants that 1) the Executive has had the opportunity to discuss this Agreement with counsel, and 2) the Executive signs this Agreement of the Executive’s own volition, without outside inducement or coercion, fully intending to be bound by its terms.

[Signatures on following page]

In order to bind the Parties to this Agreement, the Parties, or their duly authorized representatives have signed their names below.

Pixelworks, Inc.		Executive
By:	/s/ Richard Sanquini	By:	/s/ Bruce Walicek
Richard Sanquini, Chairman of the Board		Bruce Walicek
February 1, 2016
Date Signed By Executive

EXHIBIT A - EQUITY AWARD STATEMENT

Options

Grant Date / Award#	Exercise Price Per Share	Outstanding Shares	Vested Outstanding Shares	Exercise Period After Termination
5/23/2006 N0002339	$9.00	3,333	3,333	Earlier of (i) 3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services and (ii) Option’s expiration date of 5/23/2016
5/22/2007 N003194	$4.14	3,333	3,333	3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services
1/1/2008 N003356	$2.28	31,666	31,666	3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services
3/31/2008 N0003394	$2.31	168,333	168,333	3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services
3/23/2009 N003448	$0.60	100,000	100,000	3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services
2/10/2010 N0003540	$3.13	100,000	100,000	Earlier of (i) 3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services and (ii) Option’s expiration date of 2/10/2016
2/10/2011 N0003679	$3.48	125,000	125,000	3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services
2/09/2012 N003835	$2.36	100,000	100,000
Extended exercisability period until later of (i) 3 months after (A) last day of Consulting Term or (B) such earlier date as the Executive ceases to provide the consulting services and (ii) 12 months after Separation Date

RSUs

Grant Date / Award#	Outstanding Shares	Unvested Outstanding Shares	Original Vesting Schedule	Amended Vesting Schedule
7/28/2014 N0004133	67,000	67,000	33,000 Shares on February 16, 2016 and 34,000 Shares on February 15, 2017
5,500 Shares vesting on the last day of each calendar month for up to 6 months, subject in each case to continued consulting services through the vesting date
*See 2.b.iii for Control Change Window vesting

5/18/2015 N0004248	80,400	80,400	Vesting 39,600 Shares on February 16, 2016, 39,600 Shares on February 15, 2017 and 40,800 Shares on February 15, 2018
6,600 Shares vesting on the last day of each calendar month for up to 6 months, subject in each case to continued consulting services through the vesting date
*See 2.b.iii for Control Change Window vesting